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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*

                          Ctrip.com International, Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    22943F100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      | |   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 14 pages

CUSIP No. 22943F100                                           Page 2 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tiger Technology, L.P. ("Tiger")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        734,028  shares  (which  represents  367,014  shares  of
                        American  Depositary  Shares which may be exchanged into
                        Ordinary   Shares),   except   that   Tiger   Technology
                        Performance,  L.L.C.  ("Tiger LLC"), the general partner
  NUMBER OF             of Tiger,  may be deemed to have sole voting  power with
   SHARES               respect  to such  shares,  and  Charles P.  Coleman  III
BENEFICIALLY            ("Coleman"),  the  managing  member of Tiger LLC, may be
  OWNED BY              deemed to have sole  voting  power with  respect to such
    EACH                shares.
  REPORTING             --------------------------------------------------------
   PERSON         6     SHARED VOTING POWER
    WITH
                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        734,028  shares  (which  represents  367,014  shares  of
                        American  Depositary  Shares which may be exchanged into
                        Ordinary  Shares),  except  that Tiger LLC,  the general
                        partner of Tiger, may be deemed to have sole dispositive
                        power  with  respect  to such  shares,  and  Charles  P.
                        Coleman III  ("Coleman"),  the managing  member of Tiger
                        LLC, may be deemed to have sole  dispositive  power with
                        respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      734,028
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22943F100                                           Page 3 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tiger Technology II, L.P. ("Tiger II")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        25,936 shares (which  includes  9,067 shares of American
                        Depositary  Shares which may be exchanged  into Ordinary
  NUMBER OF             Shares),  except that Tiger LLC, the general  partner of
   SHARES               Tiger II, may be deemed to have sole  voting  power with
BENEFICIALLY            respect to such shares, and Coleman, the managing member
  OWNED BY              of Tiger LLC,  may be deemed to have sole  voting  power
    EACH                with respect to such shares.
  REPORTING             --------------------------------------------------------
   PERSON         6     SHARED VOTING POWER
    WITH
                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        25,936 shares (which  includes  9,067 shares of American
                        Depositary  Shares which may be exchanged  into Ordinary
                        Shares),  except that Tiger LLC, the general  partner of
                        Tiger, may be deemed to have sole dispositive power with
                        respect to such shares, and Coleman, the managing member
                        of Tiger  LLC,  may be deemed  to have sole  dispositive
                        power with respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      25,936
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1 %
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22943F100                                           Page 4 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tiger Technology Performance, L.L.C. ("Tiger LLC")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        759,964  shares  (which  represents  376,081  shares  of
                        American  Depositary  Shares which may be exchanged into
                        Ordinary Shares), of which 734,028 are directly owned by
                        Tiger and 25,936 are  directly  owned by Tiger II. Tiger
  NUMBER OF             LLC is the  general  partner  of Tiger and Tiger II, and
   SHARES               may be deemed to have sole voting  power with respect to
BENEFICIALLY            such shares,  and Coleman,  the managing member of Tiger
  OWNED BY              LLC,  may be  deemed  to have  sole  voting  power  with
    EACH                respect to such shares.
  REPORTING             --------------------------------------------------------
   PERSON         6     SHARED VOTING POWER
    WITH
                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        759,964  shares  (which  represents  376,081  shares  of
                        American  Depositary  Shares which may be exchanged into
                        Ordinary Shares), of which 734,028 are directly owned by
                        Tiger and 25,936 are  directly  owned by Tiger II. Tiger
                        LLC is the  general  partner  of Tiger and Tiger II, and
                        may be  deemed  to  have  sole  dispositive  power  with
                        respect to such shares, and Coleman, the managing member
                        of Tiger  LLC,  may be deemed  to have sole  dispositive
                        power with respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      759,964
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22943F100                                           Page 5 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tiger Technology, Ltd. ("Tiger Ltd.")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        149,038  shares  (which   represents  74,519  shares  of
                        American  Depositary  Shares which may be exchanged into
                        Ordinary   Shares),   except   that   Tiger   Technology
                        Management,   L.L.C.  ("Technology   Management"),   the
  NUMBER OF             investment  manager of Tiger Ltd., may be deemed to have
   SHARES               sole  voting  power  with  respect to such  shares,  and
BENEFICIALLY            Coleman,  the managing member of Technology  Management,
  OWNED BY              may be deemed to have sole voting  power with respect to
    EACH                such shares.
  REPORTING             --------------------------------------------------------
   PERSON         6     SHARED VOTING POWER
    WITH
                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        149,038  shares  (which   represents  74,519  shares  of
                        American  Depositary  Shares which may be exchanged into
                        Ordinary Shares), except that Technology Management, the
                        investment  manager of Tiger Ltd., may be deemed to have
                        sole dispositive power with respect to such shares,  and
                        Coleman,  the managing member of Technology  Management,
                        may be  deemed  to  have  sole  dispositive  power  with
                        respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      149,038
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22943F100                                           Page 6 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Tiger Technology Management, L.L.C. ("Technology Management")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        149,038  shares  (which   represents  74,519  shares  of
                        American  Depositary  Shares which may be exchanged into
                        Ordinary  Shares),  all of which are  directly  owned by
                        Tiger  Ltd.   Technology  Management,   the   investment
  NUMBER OF             manager of Tiger  Ltd.,  and may be  deemed to have sole
   SHARES               voting power with  respect to such shares,  and Coleman,
BENEFICIALLY            the managing  member of  Technology  Management,  may be
  OWNED BY              deemed to have sole  voting  power with  respect to such
    EACH                shares.
  REPORTING             --------------------------------------------------------
   PERSON         6     SHARED VOTING POWER
    WITH
                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        149,038  shares  (which   represents  74,519  shares  of
                        American  Depositary  Shares which may be exchanged into
                        Ordinary  Shares),  all of which are  directly  owned by
                        Tiger  Ltd.  Technology  Management,    the   investment
                        manager of Tiger  Ltd.,  and may be  deemed to have sole
                        dispositive  power  with  respect  to  such  shares, and
                        Coleman,  the managing member of Technology  Management,
                        may be  deemed  to  have  sole  dispositive  power  with
                        respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      149,038
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22943F100                                           Page 7 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tiger Technology Private Investment Partners, L.P. ("Technology Partners")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,172,953  shares,  except  that  Tiger  Technology  PIP
  NUMBER OF             Performance,  L.L.C.  ("Tiger PIP"), the general partner
   SHARES               of  Technology  Partners,  may be  deemed  to have  sole
BENEFICIALLY            voting power with  respect to such shares,  and Coleman,
  OWNED BY              the managing  member of Tiger PIP, may be deemed to have
    EACH                sole voting power with respect to such shares.
  REPORTING             --------------------------------------------------------
   PERSON         6     SHARED VOTING POWER
    WITH
                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        2,172,953  shares,  except  that Tiger PIP,  the general
                        partner of  Technology  Partners,  may be deemed to have
                        sole dispositive power with respect to such shares,  and
                        Coleman, the managing member of Tiger PIP, may be deemed
                        to have sole  dispositive  power  with  respect  to such
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,172,953
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22943F100                                           Page 8 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tiger Technology PIP Performance, L.L.C. ("Tiger PIP")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,172,953  shares,  all of which are  directly  owned by
  NUMBER OF             Technology Partners. Tiger PIP is the general partner of
   SHARES               Technology  Partners,  and may be  deemed  to have  sole
BENEFICIALLY            voting power with  respect to such shares,  and Coleman,
  OWNED BY              the managing  member of Tiger PIP, may be deemed to have
    EACH                sole voting power with respect to such shares.
  REPORTING             --------------------------------------------------------
   PERSON         6     SHARED VOTING POWER
    WITH
                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        2,172,953  shares,  all of which are  directly  owned by
                        Technology Partners. Tiger PIP is the general partner of
                        Technology  Partners,  and may be  deemed  to have  sole
                        dispositive  power  with  respect  to such  shares,  and
                        Coleman, the managing member of Tiger PIP, may be deemed
                        to have sole  dispositive  power  with  respect  to such
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,172,953
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22943F100                                           Page 9 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Charles P. Coleman III ("Coleman")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        3,081,955  shares  (which  includes  450,600  shares  of
                        American  Depositary  Shares which may be exchanged into
                        Ordinary Shares), of which 734,028 are directly owned by
                        Tiger,  25,936 are directly  owned by Tiger II,  149,038
                        are  directly  owned by Tiger  Ltd.  and  2,172,953  are
                        directly  owned by Technology  Partners.  Coleman is the
                        managing  member  of  each of  Tiger  LLC  (the  general
  NUMBER OF             partner  of Tiger and Tiger II),  Technology  Management
   SHARES               (the  investment  manager  of Tiger  Ltd.) and Tiger PIP
BENEFICIALLY            (the general partner of Technology Partners), and may be
  OWNED BY              deemed to have sole  voting  power with  respect to such
    EACH                shares.
  REPORTING             --------------------------------------------------------
   PERSON         6     SHARED VOTING POWER
    WITH
                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        3,081,955  shares  (which  includes  450,600  shares  of
                        American  Depositary  Shares which may be exchanged into
                        Ordinary Shares), of which 734,028 are directly owned by
                        Tiger,  25,936 are directly  owned by Tiger II,  149,038
                        are  directly  owned by Tiger  Ltd.  and  2,172,953  are
                        directly  owned by Technology  Partners.  Coleman is the
                        managing  member  of  each of  Tiger  LLC  (the  general
                        partner  of Tiger and Tiger II),  Technology  Management
                        (the  investment  manager  of Tiger  Ltd.) and Tiger PIP
                        (the general partner of Technology Partners), and may be
                        deemed to have sole  dispositive  power with  respect to
                        such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,081,955
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22943F100                                          Page 10 of 14 Pages
--------------------------------------------------------------------------------

This Amendment No. 1 amends the Statement on Schedule 13G previously filed by Tiger Technology, L.P., Tiger Technology II, L.P., Tiger Technology Performance, L.L.C., Tiger Technology, Ltd., Tiger Technology Management, L.L.C., Tiger Technology Private Investment Partners, L.P., Tiger Technology PIP Performance, L.L.C. and Charles P. Coleman III. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 1.

ITEM 4.  OWNERSHIP:

         The following information with respect to the ownership of the Ordinary Shares of the issuer by the persons filing this Statement is provided as of December 31, 2003:

              (a)   Amount beneficially owned:

                    See Row 9 of cover page for each Reporting Person.

              (b)   Percent of Class:

                    See Row 11 of cover page for each Reporting Person.

              (c)   Number of shares as to which such person has:

                       (i)   Sole power to vote or to direct the vote:

                             See Row 5 of cover page for each Reporting Person.

                       (ii)  Shared power to vote or to direct the vote:

                             See Row 6 of cover page for each Reporting Person.

                       (iii) Sole  power  to  dispose  or  to  direct  the
                             disposition of:

                             See Row 7 of cover page for each Reporting Person.

                       (iv) Shared power to dispose or to direct the disposition of:

                             See Row 8 of cover page for each Reporting Person.

CUSIP No. 22943F100                                          Page 11 of 14 Pages
--------------------------------------------------------------------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 31, 2003

Tiger Technology, L.P.                                /s/ Charles P. Coleman III
By Tiger Technology Performance, L.L.C.               --------------------------
Its General Partner                                   Signature

                                                      Charles P. Coleman III
                                                      Managing Member


Tiger Technology II, L.P.                             /s/ Charles P. Coleman III
By Tiger Technology Performance, L.L.C.               --------------------------
Its General Partner                                   Signature

                                                      Charles P. Coleman III
                                                      Managing Member


Tiger Technology, Ltd.                                /s/ Charles P. Coleman III
By Tiger Technology Management, L.L.C.                --------------------------
Its Investment Manager                                Signature

                                                      Charles P. Coleman III
                                                      Managing Member


Tiger Technology Private Investment Partners, L.P.    /s/ Charles P. Coleman III
By Tiger Technology PIP Management, L.L.C.            --------------------------
Its General Partner                                   Signature

                                                      Charles P. Coleman III
                                                      Managing Member


Tiger Technology Performance, L.L.C                   /s/ Charles P. Coleman III
                                                      --------------------------
                                                      Signature

                                                      Charles P. Coleman III
                                                      Managing Member

CUSIP No. 22943F100                                          Page 12 of 14 Pages
--------------------------------------------------------------------------------


Tiger Technology Management, L.L.C.                   /s/ Charles P. Coleman III
                                                      --------------------------
                                                      Signature

                                                      Charles P. Coleman III
                                                      Managing Member


Tiger Technology PIP Performance, L.L.C               /s/ Charles P. Coleman III
                                                      --------------------------
                                                      Signature
                                                      Charles P. Coleman III
                                                      Managing Member


Charles P. Coleman III                                /s/ Charles P. Coleman III
                                                      --------------------------
                                                      Charles P. Coleman III

CUSIP No. 22943F100                                          Page 13 of 14 Pages
--------------------------------------------------------------------------------

                                  EXHIBIT INDEX


                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page

Exhibit A: Agreement of Joint Filing                                 14

CUSIP No. 22943F100                                          Page 14 of 14 Pages
--------------------------------------------------------------------------------


                                    EXHIBIT A


                            Agreement of Joint Filing


         The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Ordinary Shares of Ctrip.com International Ltd. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.